Exhibit 5.1

CONYERS DILL & PEARMAN Cricket Square, Hutchins Drive PO Box 2681, Grand Cayman KY1-1111 Cayman Islands T +1 345 945 3901 conyers.com

26 May 2021

Matter No.: 711632

+1-345-814-7786

Color Star Technology Co., Ltd.

800 3rd Ave, Suite 2800

New York, NY

10022

Dear Ladies and Gentlemen

Color Star Technology Co., Ltd. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on Form F-3 as amended and filed with the U.S. Securities and Exchange Commission (the “Commission”) (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of a prospectus (the “Prospectus”) of an offering by the Company of up to US$300,000,000 of any combination of (i) ordinary shares, par value US$0.001 each of the Company (the “Ordinary Shares”), (ii) preferred shares, par value US$0.001 each of the Company (the “Preferred Shares”), (iii) debt securities (”Debt Securities”) entitling the holder to purchase, in exchange for extinguishment of debt, an amount of Equity Securities (as defined below) at a price that will be stated in the agreement creating the Debt Securities, (iv) warrants (“Warrants”) entitling the holder to purchase an amount of Equity Securities (as defined below) at a price that will be stated in the agreement creating the Warrants, (v) rights (“Rights”) entitling the holder to purchase an amount of Equity Securities (as defined below) at a price that will be stated in the agreement creating the Rights, and (vi) units (“Units” and together with the Ordinary Shares, the Preferred Shares, the Debt Securities, the Warrants and the Rights, the “Equity Securities”) consisting of any combination of Equity Securities (the “Offering”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	the Prospectus.

The documents listed in items (i) to (ii) above are collectively referred to as the “Transaction Documents” (which terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the certificate of incorporation of the Company dated and filed with the Registrar of Companies of the Cayman Islands on 28 June 2018, a copy of the certificate of incorporation on change of name of the Company filed with the Registrar of Companies of the Cayman Islands on 1 May 2020 and approved by special resolution dated 27 April 2020, the amended and restated memorandum of association and the articles of association of the Company filed 1 May 2020 (together, the “Constitutional Documents”), each certified by the Secretary of the Company on 18 May 2021, a copy of unanimous written resolutions of the directors of the Company dated 15 May 2021 (the "Resolutions"), a certificate of good standing (the “Cogs”) of the Company issued by the Registrar of Companies of the Cayman Islands and dated 20 May 2021 (the “Certificate Date”), the register of directors of the Company and register of officers of the Company each certified by the Secretary of the Company on 18 May 2021 and a certificate of incumbency in respect of the Company certified by the Secretary of the Company on 20 May 2021 (the “Registers and Incumbency”), the results of our electronic searches against the Company at the Companies Registry conducted on 18 May 2021 and the electronic Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted on 18 May 2021, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below. The Constitutional Documents, Cogs, Resolutions, Registers and Incumbency are hereinafter collectively referred to as the “Corporate Documents”.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (d) that the Company will issue the Equity Securities in furtherance of its objects as set out in its Constitutional Documents; (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions set forth herein; (f) that, upon the issue of any Equity Securities to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall not be less than the par value thereof; (g) the accuracy and completeness of all factual representations made in the Transaction Documents, the Corporate Documents and other documents reviewed by us; (h) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (i) there is nothing underlying any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein; (j) no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company; (k) that the Registration Statement has been declared effective by the Commission prior to, or concurrent with, the sale of the Securities pursuant to the Registration Statement; (l) the Offering and the transactions contemplated thereunder comply with the requirements of the applicable rules of the Nasdaq Stock Market; (m) that on the date of entering into the Transaction Documents to which is it a party, the Company is and after entering into the Transaction Documents to which it is a party, will be able to pay its liabilities as they become due; (n) the validity and binding effect under the laws of the United States of America of the Transaction Documents and that the Transaction Documents will or have been duly filed with and declared effective by the Commission; (o) the Company will have sufficient authorized capital to effect the issue of each of the Ordinary Shares and Preferred Shares at the time of issuance, whether as a principal issue or on the conversion, exchange, exercise of a Warrant or a Debt Security; (p) that the form and terms of any and all Equity Securities (including, without limitation, the designation, powers, preferences, rights, qualifications, limitations and restrictions of Preferred Shares) or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto (in the case of the Warrants and Rights), the issuance and sale thereof by the Company, and the Company's incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands; (q) that all necessary corporate action will be taken to authorise and approve any issuance of Equity Securities (including, if Preferred Shares are to be issued, all necessary corporate action to establish one or more series of Preferred Shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement and, if Debt Securities are to be issued, the applicable indenture and any applicable supplements thereto, will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto; and (r) save for the Corporate Documents, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions contemplated by the Registration Statement.

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We express no opinion as to validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event of default or to pay a specified rate of interest on the amount of a judgment after the date of judgment. In addition, any provision expressly or impliedly providing that certain statements, calculations and/or certificates are incorrect on their face or fraudulent will not necessarily prevent judicial enquiry into the merits of a claim of an aggrieved party. We express no opinion in respect of the enforceability of any provision in the Transaction Documents which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	As of the Certificate Date, the Company has been duly incorporated and is validly existing under the laws of the Cayman Islands and is validly existing as an exempted company and in good standing (meaning that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee or tax which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	When issued and paid for as contemplated by the Registration Statement and the Prospectus and recorded in the register of members of the Company, the Ordinary Shares and Preferred Shares will be validly issued, fully-paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Upon the due issuance by the Company of the Debt Securities, the Warrants, the Rights and/or the Units, and payment of the consideration therefor pursuant to the Transaction Documents, such Debt Securities, Warrants, Rights and Units will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and to the references to our firm under the captions "Legal Matters", “Enforceability of Civil Liabilities” and elsewhere in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. It may not be used, circulated or otherwise referred to any other for any other purpose as set out herein.

Yours faithfully

/Conyers Dill & Pearman/

Conyers Dill & Pearman

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